Exhibit 99.1

Depomed Announces NUCYNTA® Commercialization Agreement with Collegium Pharmaceutical

- Transaction is Immediately Accretive and Improves 2018 EBITDA Outlook -

- Consistent with Stated Strategy of Maintaining a Strong NUCYNTA Franchise while Focusing on
Neurology and Specialty Business Units -

- Transaction Expected to Close Early January 2018 –

- Relocation of Company Headquarters mid-2018 –

- Conference Call Scheduled for Tuesday, December 5th at 10:30 am EST; Dial In Information Below –

Newark, CA — December 4, 2017 — Depomed, Inc (NASDAQ: DEPO) today announced that it has signed a definitive Commercialization Agreement (“Agreement”) with Collegium Pharmaceutical, Inc. (“Collegium”). Under the terms of the agreement, Collegium will commercialize both NUCYNTA® Extended Release and NUCYNTA® Immediate Release (“NUCYNTA”).  In exchange for Collegium’s commercialization of NUCYNTA, Depomed will receive a royalty rate on all NUCYNTA revenues based on certain net sales thresholds.  As long as the agreement is in force, for the first four years, Depomed will receive a minimum royalty of $135 million per year.  After year four, the royalty mechanism remains the same but without a minimum.  The royalty rate will be adjusted post patent expiry, which Depomed believes will not occur until at least late 2025. As a result of this transaction, Depomed will eliminate its pain salesforce and cease all brand spending on NUCYNTA, thereby reducing SG&A expenses by approximately $70 million dollars on an annual basis.

“Given the dynamics in the opioid market, we concluded that a broader portfolio of products would more effectively compete and meet the needs of patients, physicians and payors,” said Arthur Higgins, President and CEO of Depomed. “After evaluating multiple options, we came to the conclusion that Collegium is an ideal commercial partner for NUCYNTA given their company focus on pain management and the synergistic fit between our NUCYNTA franchise and the Collegium portfolio.  Strategically, this transaction supports the growth of NUCYNTA, allows for new investment into our Neurology and Specialty businesses, and transforms Depomed into a leaner, more nimble specialty pharmaceutical company poised for growth.  Financially, Depomed is now well positioned to achieve our goals of EBITDA growth and margin improvement in line with, or better than, our peers.”

“We are excited to be partnering with Depomed in this truly compelling and mutually beneficial agreement,” said Michael Heffernan, President and CEO of Collegium. “We view NUCYNTA® as a best-in-class immediate-release product, and see NUCYNTA® ER and XTAMPZA® ER as complementary products. We believe that this portfolio of products will expand the continuum of care for pain patients, and establish Collegium as a leader in the pain management market.”

Depomed and Collegium will work together closely to ensure a smooth transition of the NUCYNTA commercialization activities. Completion of the transaction is subject to customary conditions, including antitrust clearance in the U.S. The transaction is expected to close in early January 2018.

Relocation of Corporate Headquarters

In light of today’s agreement with Collegium, we have made the decision to align our headquarters staff, office size and location with our new business model.  The Company plans to relocate its corporate headquarters from Newark, California sometime in mid-2018 and is currently evaluating potential Midwest and East Coast locations.  In line with this relocation, the Company will reduce its staff by 40% to approximately 70 employees and headquarters office space requirement by 50%. Depomed expects to save approximately $10 million annually as a result of the headquarters restructuring and relocation.

Mr. Higgins continued, “As we are executing on our new strategy, we needed to right size the organization. Taking these steps, in terms of headcount reductions and office relocation, will provide additional financial and strategic benefits. We are looking at locations that will provide us with improved access to top-tier pharmaceutical talent that will build Depomed into a leading specialty pharmaceutical company. I would like to sincerely thank all of the employees impacted by this restructuring for their dedicated and loyal service to Depomed.”

Conference Calls and Webcast Details

Depomed and Collegium will each conduct a conference call and webcast tomorrow morning Tuesday December 5, 2017 to discuss today’s announcement. Details for each event are listed below.

Collegium: 8:30am ET/ 5:30am PT

Collegium will host a conference call and live audio webcast beginning at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time).  To access the conference call, please dial (888) 698-6931 (U.S.) or (805) 905-2993 (International) and refer to Conference ID: 668-9689.  An audio webcast will be accessible from the Investor Relations section of the Company’s website: http://www.collegiumpharma.com/.  An archived webcast will be available on the Company’s website approximately two hours after the event.

Depomed: 10:30am ET/ 7:30am PT

Depomed will host a conference call and live audio webcast beginning at 10:30 a.m. Eastern Time (7:30 a.m. Pacific Time). Participants can access the call by dialing (844) 830-5791 (United States) or (213) 660-0615 (International) referencing Conference ID 7248528. Participants can access the webcast from the Depomed website: http://investor.depomedinc.com/.  Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software. A replay of the webcast will be located under the Investor Relations section of Depomed’s website approximately two hours after the conclusion of the live call and will be available for three months.

Stifel is serving as the financial advisor to Depomed. Gibson, Dunn & Crutcher LLP and Wilson Sonsini Goodrich & Rosati are serving as legal advisors to Depomed.

About Depomed

Depomed is a leading specialty pharmaceutical company focused on enhancing the lives of the patients, families, physicians, providers and payors we serve through commercializing innovative products for pain and neurology related disorders. Depomed markets five medicines with areas of focus that include mild to severe acute pain, moderate to severe chronic pain, neuropathic pain and migraine. Depomed is headquartered in Newark, California. To learn more about Depomed, visit www.depomed.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to the commercialization of NUCYNTA ER and NUCYNTA, the impact of this transaction on Depomed’s financial outlook for 2018 and other risks detailed in the Company’s Securities and Exchange Commission filings, including the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q.  The inclusion of forward-looking statements should not be regarded as a representation that any of the Company’s plans or objectives will be achieved. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

INVESTOR AND MEDIA CONTACT:

Christopher Keenan

VP, Investor Relations and Corporate Communications

510-744-8000

ckeenan@depomed.com